First California Financial Group, Inc. 8-K
Exhibit 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Roger Pondel	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

FIRST CALIFORNIA CONFIRMS ENGAGEMENT OF INVESTMENT BANKER AND LEGAL COUNSEL
TO ASSIST IN STRATEGIC REVIEW PROCESS

Westlake Village, CA, August 1, 2012 – First California Financial Group, Inc. (NASDAQ: FCAL), the holding company of First California Bank, today confirmed that First California’s board of directors has engaged Keefe, Bruyette & Woods, Inc. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor to assist in a strategic review process, including an analysis and assessment of the company’s existing business and strategic plan, and exploring other strategic alternatives, including the possible merger or business combination of the company with a third party.

Robert E. Gipson, chairman of the board of First California, said, “Over the last year, management has enhanced the value of the company by executing on its strategic plan, focusing on organic growth and successfully undertaking opportunistic acquisitions. We believe these efforts have been positively reflected in our strong financial performance throughout 2011, as well as throughout the first half of 2012. The board remains fully committed to taking all appropriate and necessary actions to enhance the bank’s value. Our board and management team are open minded and intend to evaluate a variety of options thoughtfully and carefully.”

Over the last two quarters, First California increased loans by 11 percent and grew deposits by 10 percent. Fee income, net interest income and deposits all grew by double digits in the 2012 second quarter over the prior year period. Core earnings for the 2012 second quarter also continued to show significant improvement, advancing 33 percent over the comparable prior year’s quarter and increasing 32 percent from the preceding first quarter of this year. Further, the company has increased shareholder value, with tangible book value per share growing 15 percent in 2011 and 8 percent year to date.

C. G. Kum, president and chief executive officer of First California, said, “While this process is ongoing, we will continue to operate in the ordinary course of business, and management will remain focused on successfully executing the company’s strategic plan, continuing to drive the positive momentum we have been achieving. Our strong performance record in this challenging economy reflects our world-class team of employees and their dedication to our loyal customers, to whom we will continue to provide the highest level of service. As always, we remain steadfast in elevating the value of the First California franchise for our customers, employees and shareholders.”

There can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any transaction that may result from this process. Further, the evaluation of strategic alternatives will not necessarily result in any changes to the company’s current strategic plan or any transaction or agreement. First California does not intend to disclose developments regarding the process unless and until the board of directors has approved a definitive course of action.

About First California

First California Financial Group, Inc. is the holding company of First California Bank. Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California. Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 15 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the level of business volumes, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the outcome or structure of the strategic review process, the costs associated with pursuing the strategic review process, management’s attention to the strategic review process, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, First California’s level of small business lending, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.